Exhibit 99.1

December 2, 2020

Via Electronic Mail

Jaguar Health, Inc.

c/o Katherine Petty

Donohoe Advisory Associates LLC

9901 Belward Campus Drive,

Suite 175

Rockville, MD 20850

RE:         Docket No. NQ 6431C-20: Jaguar Health, Inc. (the “Company”)

Dear Ms. Petty:

This letter informs you that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) has exercised its discretion, pursuant to Nasdaq Listing Rule 5825, to review the October 28, 2020 decision of the Nasdaq Listing Qualifications Panel (the “Panel”) concerning the Company.

In particular, the Listing Council will review the question of whether the Panel should have granted the Company a longer exception period within which to regain compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”).  Previously, the Nasdaq Listing Qualifications Department (“Staff”) had granted the Company 180 calendar days to regain compliance with the Bid Price Rule, and Staff tolled the expiration of this exception period until September 10, 2020.  After the Company failed to regain compliance by the September 10 deadline, Staff notified the Company of its intention to delist the Company’s securities from Nasdaq.  Upon reviewing Staff’s delist determination, the Panel issued a decision on October 28 in which it granted the Company’s request for continued listing, but it decided against granting the Company an additional 180 days to regain compliance, as it concluded that the Company had the means at its disposal to conduct a reverse stock split at an earlier date.  Instead, the Panel decided that it would be in the best interests of prospective investors and the markets to grant the Company a shorter exception period to regain compliance with the Bid Price Rule — on or before December 23, 2020.  The call for review will examine the issue of whether the Panel erred in so limiting the length of the exception period.  The Council will consider no other matters in this proceeding unless the Company files a timely appeal of the Panel’s decision.

Nasdaq, Inc. • 805 King Farm Blvd. • Rockville, MD 20850 • www.nasdaq.com

Call for Review Letter

The Company may submit a brief memorandum to the Council that: (1) states its position as to whether it agrees with and intends to meet the Panel’s December 23, 2020 deadline for the Company to regain compliance with the Bid Price Rule; (2) explains and provides support for its position; and (3) if the Company believes that the December 23 deadline was infeasible or inappropriate, proposes an alternative timeline and plan for regaining compliance with the Bid Price Rule.  Any submission provided should be one e-mail attachment.  The Company’s memorandum must be provided by no later than close of business on December 16, 2020.

Staff may provide the Listing Council by close of business on December 30, 2020 with a memorandum, which should include current financial information regarding the Company, and any additional information that Staff believes would assist the Listing Council in its review of this matter.  The Company may respond to any such Staff submission by close of business on January 6, 2021.

Upon closing of the record, the parties will be provided with a list of those documents comprising the record on review.  Any corrections or clarifications concerning what is included in the record must be raised no later than three business days thereafter.

All submissions and written communications to the Listing Council should be forwarded, by e-mail, to appeals@nasdaq.com.  Your e-mailed document must be titled and clearly identified by the Company’s name and the type of document (e.g., IdealCorp Brief).  The subject line of the e-mail sent to appeals@nasdaq.com should also be clearly identified by company and subject matter.

The Listing Council will review the above-referenced decision on the basis of the written record.  The Listing Council may also consider the existence and content of public filings and press releases issued by the Company and the Company’s non-compliance with any Nasdaq listing requirements, and may take note of the Company’s bid price and market makers.

The Nasdaq Board will have the opportunity to call the Listing Council’s decision for review pursuant to Nasdaq Rule 5825.  A Form 25, notification of removal from listing, will be filed with the Securities and Exchange Commission (the “SEC”) as required by SEC Rule 19d-1 once final disposition of the matter in the Nasdaq proceeding is reached.  If the Company appeals the Listing Council’s decision to the SEC, Nasdaq will certify and file a copy of the entire record in this matter with the SEC as required by SEC Rule 19d-3.  Any information filed with the SEC will become part of the public record.  Further, Nasdaq may make a summary of the decision available on Nasdaq’s public website, and information provided to Nasdaq may be subject to disclosure through a subpoena or other request for access from a federal, state, or self-regulatory body.

During the pendency of this call for review, the Listing Council has determined to stay the effect of the Panel’s October 28, 2020 decision, including delisting of the Company’s securities from Nasdaq should the Company fail to regain compliance with the Bid Price Rule by December 23, 2020.

Sincerely,

/s/ Brett Kitt

Brett Kitt
Counsel

cc:   David Strandberg — Listing Qualifications.

Erik Wittman — Listing Qualifications.